SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                  JULY 30, 2003


                              KANSAS CITY SOUTHERN
               (Exact name of company as specified in its charter)


     DELAWARE                           1-4717                 44-0663509
----------------------------       ------------------     ----------------------
(State or other jurisdiction       (Commission file         (IRS Employer
  of incorporation)                   number)             Identification Number)

                427 WEST 12TH STREET, KANSAS CITY, MISSOURI 64105
                -------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                COMPANY'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                (816) 983 - 1303


                                 NOT APPLICABLE
          (Former name or former address if changed since last report)

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

Kansas City Southern ("KCS" or "Company") is filing under Item 5 of this Current Report on Form 8-K the information included as Exhibit 99.1 of this report.
Exhibit 99.1 is the Company's press release, dated July 30, 2003, announcing KCS's second quarter 2003 earnings and operating results.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)         Exhibits

            EXHIBIT NO.     DOCUMENT
            (99)            Additional Exhibits

            99.1 Press Release issued by Kansas City Southern dated July 30, 2003 entitled, "Kansas City Southern Reports Second Quarter 2003 Earnings," is attached hereto as Exhibit 99.1


            99.2            The following schedules are attached hereto as
                            Exhibit 99.2 - Kansas City Southern Operating Statements, Kansas City Southern Railway Carloadings by Commodity, Kansas City Southern Consolidated Balance Sheets



ITEM 9.  REGULATION FD DISCLOSURE (RESULTS OF OPERATIONS AND
FINANCIAL CONDITION UNDER ITEM 12)

Kansas City Southern ("KCS" or "Company") is filing under Item 9 and Item 12 of this Current Report on Form 8-K the information included as Exhibit 99.2 of this report in accordance with interim procedures promulgated by the Securities and Exchange Commission in Release No. 33-8216. Included in Exhibit 99.2 are schedules regarding certain financial information discussed at the Company's second quarter 2003 analyst presentation and conference call.

The information included in this Current Report on Form 8-K, including Exhibit 99.2, is required by Item 12 of Form 8-K furnished pursuant to Item 9 and Item 12 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             Kansas City
Southern


Date: August 1, 2003                        By: /S/  LOUIS G. VAN HORN
                                               ----------------------------
                                                     Louis G. Van Horn
                                                Vice President and Comptroller
                                                (Principal Accounting Officer)

EXHIBIT 99.1

   KANSAS CITY SOUTHERN                                            PRESS RELEASE
   Cathedral Square - 427 West 12TH Street - P.O. Box 219335
   Kansas City, Missouri 64121-9335                             NYSE SYMBOL: KSU


   Date:          July 30, 2003

   Media Contact: William H. Galligan                       Phone:  816/983-1551
                  william.h.galligan@kcsr.com


    KANSAS CITY SOUTHERN REPORTS SECOND QUARTER 2003 EARNINGS

EARNINGS ANALYSIS & COMMENTARY
Kansas City Southern (KCS or Company) (NYSE: KSU) reported a net loss of $0.5 million for the second quarter of 2003 compared to net income of $14.5 million ($0.23 per diluted share) for the second quarter of 2002. Results for the second quarter of 2003 were negatively affected by lower earnings from Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (Grupo TFM), which reported to KCS, under the equity method, a loss of $2.3 million for the quarter. Grupo TFM's net income was impacted by deferred tax expense (as calculated under U.S.
GAAP) primarily tied to the strengthened Mexican peso versus the U.S. dollar and the impact of lower future Mexican corporate tax rates on Grupo TFM's deferred tax assets. Grupo TFM reported a deferred tax provision of $8.9 million for second quarter 2003 compared with a $33.6 million deferred tax benefit for the comparable 2002 period. KCS consolidated second quarter revenues were $146.3 million, a 5% increase over second quarter 2002. KCS earnings per share for the quarter ended June 30, 2003 were impacted by the accumulated dividends for the 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock issued on April 29, 2003. These preferred dividends reduced earnings per share by two cents.

For the six months ended June 30, 2003, consolidated net income was $13.1 million ($0.19 per diluted share) compared with $26.2 million ($0.42 per diluted share) for the six months ended June 30, 2002. This $13.1 million decrease was the result of a $12.1 million decline in equity in net earnings of unconsolidated affiliates, a $10.3 million increase in costs and expenses, and a $6.0 million decline in other income. Partially offsetting these charges was a one-time $8.9 million benefit (net of tax) booked in first quarter 2003 relating to the cumulative effect of a required change in accounting for removal costs of certain track structure assets. The first six months of 2002 included a $4.4 million gain from the sale of Mexrail, Inc. (Mexrail) to TFM, S.A. de C.V. (TFM) and debt retirement costs of $4.3 million.

Diluted earnings per share information (1):
                                           SECOND QUARTER     YTD THROUGH 6/30
                                           --------------     ----------------
                                            2003    2002       2003       2002
                                           ------  ------     ------     ------
U.S. Operations                              0.07    0.09       0.10       0.27
Grupo TFM and PCRC (including allocated
interest)                                   (0.10)   0.14      (0.05)      0.15
                                           ------  ------     ------     ------
     INCOME BEFORE CUMULATIVE EFFECT OF
      ACCOUNTING CHANGE                     (0.03 )  0.23       0.05       0.42
Cumulative effect of accounting change,
 net  of income taxes                          -       -        0.14         -
                                           ------  ------     ------     ------
     NET INCOME                             (0.03 )  0.23       0.19       0.42


SECOND QUARTER
Consolidated operating income was $14.2 million for the second quarter of 2003 compared to $14.5 million for the second quarter of 2002. Second quarter 2003 consolidated revenues increased $7.1 million compared to second quarter 2002. Consolidated costs and expenses increased by $7.4 million quarter-to-quarter due principally to increases in fuel, casualties and insurance, purchased services, and depreciation. Other income declined $2.9 million quarter-to-quarter primarily resulting from lower gains recorded on the sales of property in second quarter.

Second quarter 2003 revenues from the Company's principal operating subsidiary, The Kansas City Southern Railway Company (KCSR) were $144.6 million, an increase of $7.1 million over second quarter 2002. Revenues improved throughout most commodity groups at KCSR, including agriculture & minerals, paper & forest products, intermodal and coal. Agriculture & mineral revenues increased approximately $3.4 million due to growth in food products, ores and minerals, and domestic grain. Paper & forest product revenues increased approximately $4.3 million propelled by significant increases in pulp and paper, and lumber. Intermodal revenues increased approximately $0.4 million based on continued growth in intermodal traffic with Norfolk Southern and CSX, and coal revenues were approximately $0.5 million higher quarter to quarter on increased volumes. The only commodity group to experience a decline in the second quarter of 2003 was chemical & petroleum products with revenues approximately $3.2 million off those of second quarter 2002. Plastics and petroleum were responsible for virtually the entire decrease quarter-to-quarter. Persistently high natural gas prices contributed to the shortfall in those two commodity areas.



----------------------------------------
(1) The components of the diluted earnings per share information include measurements that are not presented under accounting principles generally accepted in the United States of America ("U.S. GAAP"). This presentation includes an internal allocation of interest expense from U.S. operations to Grupo TFM. Management believes this interest expense allocation results in a more accurate reflection of the diluted earnings per share relating to the contribution of Grupo TFM to the consolidated net income of KCS. The interest expense allocation is based upon the initial amount of capital invested by KCS in Grupo TFM and is calculated utilizing a blended interest rate applicable to the Company's indebtedness composition. This measurement is presented to provide the reader of these financial statements with a better understanding of the impact of financing costs on the earnings per share related to KCS's investment in Grupo TFM. The nearest GAAP measurement is net income, which is included in the consolidated statements of income included in this press release.

Second quarter 2003 KCSR expenses increased $6.4 million compared with second quarter 2002 due primarily to higher expenses for depreciation ($2.2 million), fuel ($2.0 million), purchased services ($1.5 million), and casualties and insurance ($0.6 million). KCSR fuel costs rose quarter-to-quarter due to a 24% increase in the average price per gallon. KCSR's fuel conservation program achieved a 1% decrease in fuel consumption quarter-to-quarter despite a 4% increase in carloadings. Depreciation expense increased principally from the company- wide installation of the Management Control System (MCS) computer operating system in July 2002. KCSR's second quarter 2003 operating ratio was 86.9% compared with 86.7% for second quarter 2002, and was improved from the 93.3% operating ratio in first quarter 2003.

Equity in earnings from Grupo TFM decreased approximately $15.3 million quarter-to-quarter, primarily due to the $42.5 million increase in the U.S. GAAP deferred tax expense reported at Grupo TFM resulting from the impact to the tax provisions of a strengthened Mexican peso versus the U.S. dollar, and lower future Mexican corporate tax rates. Grupo TFM's second quarter 2003 revenues decreased $9.7 million (5%) compared with second quarter of last year in part the result of a shift in the U.S. dollar/Mexican peso exchange rate (estimated impact of $4.2 million of $9.7 million decrease). Grupo TFM's revenues increased 5% compared to the first quarter of 2003. As calculated under U.S. GAAP, Grupo TFM's operating expenses were approximately $11.2 million (12%) higher quarter-to-quarter primarily due to a $11.0 million increase in a deferred profit-sharing charge, and a $4 million, or 33%, increase in fuel expense.

Also affecting equity in earnings was the impact of the Company's increased ownership of Grupo TFM to 46.6% from 36.9%, which the Company obtained indirectly in July 2002 through the purchase by TFM of the Mexican government's 24.6% ownership of Grupo TFM. Interest expense at Grupo TFM increased approximately $7.2 million in second quarter 2003 compared with second quarter 2002 primarily due to increased financing costs related to the acquisition of the Mexican government's ownership share. The Company reports its equity in Grupo TFM under U.S. GAAP while Grupo TFM reports under International Accounting Standards (IAS).

Year-to-Date
KCS's consolidated revenues of $286.5 million for the first six months of 2003 improved by $3.4 million over the prior year's six-month period. Consolidated operating income was $21.0 million, compared with $27.9 million for the 2002 period. Year-to-date 2003 revenues for KCSR were $283.4 million, an increase of $4.2 million from the previous year's six-month period. KCSR's year-to-date 2003 costs and expenses were $12.1 million higher compared to the prior year resulting primarily from increases in fuel costs ($5.3 million), depreciation ($4.0 million), purchased services ($3.9 million), and compensation and fringes ($2.4 million). Partially offsetting these increases was a $4.2 million reduction in car hire and equipment lease costs for the first six months of 2003 compared to prior year six-month period.

The Company's equity in earnings from Grupo TFM for the six-month period ending June 30, 2003, decreased by approximately $13.2 million, principally due to a reduction of $24.8 million of deferred tax benefits (calculated under U.S. GAAP) recorded by Grupo TFM. Also affecting the six-month period were a $12 million decrease in revenues, and a $15.0 million increase in operating expenses. Grupo TFM revenues were affected by the approximately $21.9 million impact of the shift in peso/dollar exchange rates, and a 23% decrease in automobile volume related to lower North American automobile sales. Also impacting equity in earnings from Grupo TFM were the Company's increased ownership percentage of Grupo TFM, and higher interest expense at Grupo TFM due to the July 2002 acquisition of the Mexican government's 24.6% ownership share.

KCS's consolidated year-to-date interest expense increased $1.4 million (6%) from the same prior year period as a result of higher interest rates caused by a shift to fixed-rate debt. Other income for the first six months of 2003 was $2.8 million, $6 million less than comparable 2002, due to a decline on sales of non-operating property. In the first half of 2002, the Company recorded a charge of $4.3 million related to debt retirement costs.

Comments from the Chairman
Michael R. Haverty, KCS's Chairman, President and Chief Executive Officer stated, "We are encouraged that during the second quarter, a number of KCSR's operating and business metrics showed significant improvement. Train operating performance showed steady improvement and we are making headway with our asset utilization. Revenues in almost all of our business groups improved and we are cautiously optimistic that the national economy is strengthening, which we believe will allow us to build on this positive trend. Two items of concern are stubbornly high fuel prices and the current high price of natural gas that is having a negative impact on the plastics and petroleum industries, key components of our chemical & petroleum business.

"While it is clear that Grupo TFM revenues have been impacted by the North American economy, the increase in revenues in the second quarter over the first quarter is an indicator that business is picking up there as well. The reduction in equity earnings from Grupo TFM in the second quarter of 2003 is almost totally the product of U.S. GAAP tax calculations and is not tied to any underlying weakness in the franchise. Grupo TFM continues to strengthen its infrastructure and improve its operations and customer service. We believe it is still the railroad with the greatest growth potential in North America.

"The NAFTA Rail transaction continues to move ahead. During the second quarter, Mexico's Competition Commission ruled that the change in majority ownership would not adversely affect competition. In August, we expect a ruling from the Foreign Investment Commission, the other Mexican regulatory entity that must endorse the transaction. We were also pleased with the decision of the Court of the First Circuit in Mexico reaffirming TFM's right to the Value Added Tax (VAT) refund and remanding the case back to the Fiscal Court. We will continue to monitor closely the regulatory, legal and financial developments in the United States and Mexico that have bearing on the proposed NAFTA Rail transaction.

"With MCS now fully integrated into KCSR rail operations and having a significantly positive impact on service and operating efficiencies throughout our system, and with an economy beginning to pick up some steam, KCS looks forward to attaining financial and operational improvements during the second half of 2003."

KCS is comprised of, among others, The Kansas City Southern Railway Company ("KCSR") and equity investments in Grupo TFM, Southern Capital Corporation ("Southern Capital") and Panama Canal Railway Company ("PCRC").

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in a Current Report on Form 8-K dated December 11, 2001 filed by the Company with the Securities and Exchange Commission ("SEC") (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                        (Financial Information Attached)


                                                     KANSAS CITY SOUTHERN
                                               CONSOLIDATED STATEMENTS OF INCOME
                                         (dollars in millions, except per share data)
                                                          (Unaudited)
                                                                           Three Months                        Six Months
                                                                          Ended June 30,                     Ended June 30,
                                                                  -------------------------------     -----------------------------
                                                                     2003               2002              2003             2002
                                                                  ------------      -------------     -------------     -----------
Revenues                                                             $  146.3           $  139.2          $  286.5        $  283.1
Costs and expenses                                                      116.1              110.1             233.6           225.7
Depreciation and amortization                                            16.0               14.6              31.9            29.5
                                                                  ------------      -------------     -------------     -----------

Operating income                                                         14.2               14.5              21.0            27.9

Equity in net earnings (losses) of unconsolidated affiliates:
    Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.              (2.3)              13.0               4.6            17.8
    Other                                                                (0.2)              (1.3)             (0.1)           (1.2)
Gain on sale of Mexrail, Inc.                                               -                  -                 -             4.4
Interest Expense                                                        (11.7)             (10.5)             (23.2)         (21.8)
Debt retirement costs                                                       -               (4.3)                 -           (4.3)
Other income                                                              1.5                4.4               2.8             8.8
                                                                  ------------      -------------     -------------     -----------


Income before income taxes and
    cumulative effect of accounting change                                1.5               15.8               5.1            31.6
Income tax provision                                                      2.0                1.3               0.9             5.4
                                                                  ------------      -------------     -------------     -----------

Income (loss) before cumulative effect of accounting change              (0.5)              14.5               4.2            26.2
Cumulative effect of accounting change, net of income taxes                 -                  -               8.9               -
                                                                  ------------      -------------     -------------     -----------

Net income (loss)                                                    $   (0.5)          $   14.5          $   13.1        $   26.2
Preferred stock dividends                                                 1.3                0.1               1.4             0.1
                                                                  ------------      -------------     -------------     -----------

Net income (loss) available to Common shareholders                   $   (1.8)          $   14.4          $   11.7        $   26.1
                                                                  ============      =============     =============     ===========


Per Share Data:

Basic Weighted Average Common shares outstanding (in thousands)         61,649             60,095            61,525          59,918

Basic Earnings (Loss) per Common share
       Income (loss) before cumulative effect of accounting change   $   (0.03)         $    0.24         $    0.05       $    0.44

       Cumulative effect of accounting change                               -                  -               0.14              -
                                                                  ------------      -------------     -------------     -----------
Net income (loss)                                                    $   (0.03)         $    0.24         $    0.19       $    0.44



Diluted Weighted Average Common shares outstanding (in thousands)       61,649             62,327            62,922          62,066
Diluted Earnings (Loss) per Common share
       Income (loss) before cumulative effect of accounting change   $   (0.03)         $    0.23         $    0.05       $    0.42
       Cumulative effect of accounting change                               -                  -               0.14              -
                                                                  ------------      -------------     -------------     -----------
Net income (loss)                                                     $  (0.03)         $    0.23         $    0.19       $    0.42



GRUPO TRANSPORTACION FERROVIARIA MEXICANA
CONSOLIDATED INCOME STATEMENT
U.S. GAAP BASIS
($ in Thousands)

                                                             Second Qtr Ended June 30,                 Year to Date June 30,
                                                       ----------------------------------------   ----------------------------------
                                                              2003                2002                  2003             2002
                                                       ----------------------------------------   ----------------------------------
OPERATING REVENUE                                                  176,594             186,315              345,118         357,098

OPERATING EXPENSES                                                 143,786             131,637              280,534         266,650
                                                       ----------------------------------------   ----------------------------------


OPERATING PROFIT                                                    32,808              54,678               64,584          90,448

INTEREST EXPENSE                                                   (28,136)            (20,947)             (55,618)        (40,244)
EXCHANGE GAIN/(LOSS)                                                 2,113             (12,127)              (2,951)        (11,312)
OTHER INCOME (EXPENSE)                                              (3,588)               (151)              (7,138)         (4,403)
                                                       ----------------------------------------   ----------------------------------
Pre Tax Income                                                       3,197              21,453               (1,123)         34,489

INCOME TAX PROVISION (BENEFIT)                                       8,871             (33,638)             (14,132)        (38,890)
                                                       ----------------------------------------   ----------------------------------
INCOME BEFORE MINORITY INTEREST                                     (5,674)             55,091               13,009          73,379

MINORITY INTEREST                                                      981             (10,606)              (2,704)        (14,428)
                                                       ----------------------------------------   ----------------------------------
NET INCOME                                                    $    (4,693)         $    44,485          $    10,305     $    58,951
                                                       ========================================   ==================================

U.S. GAAP OPERATING RATIO                                           81.42%              70.65%               81.29%          74.67%
                                                       ----------------------------------------   ----------------------------------


KCS EQUITY IN NET EARNINGS OF GRUPO TFM                       $    (2,272)         $    12,956          $     4,624     $    17,762

LESS: ALLOCATION OF INTEREST                                       (3,776)              (3,550)              (7,545)         (7,055)

ADJUSTED CONTRIBUTION TO NET INCOME OF KCS (2)                $    (6,048)         $     9,406          $    (2,921)    $    10,707


(2) This schedule includes a measurement that is not presented under U.S. GAAP.
The adjusted contribution of Grupo TFM to the net income of KCS includes an internal allocation of interest expense applied against the equity in net earnings of the Company's investment in Grupo TFM. Management believes this interest expense allocation results in a more accurate reflection of the contribution of Grupo TFM to the consolidated net income of KCS. The interest expense allocation is based upon the initial amount of capital invested by KCS in Grupo TFM and is calculated utilizing a blended interest Rate applicable to the Company's indebtedness composition. This measurement is presented to provide the reader of these financial statements with a better understanding of the impact of financing costs on the contribution of Grupo TFM to the consolidated net income of KCS. The nearest GAAP measurement is included in the consolidated statements of income included in this press release.


EXHIBIT 99.2

Kansas City Southern
Operating Statements
Dollars in Millions



                                         Second Quarter         Second Quarter              Year to Date          Year to Date
                                              2003                   2002                       2003                  2002
                                       --------------------   --------------------       --------------------  --------------------
Revenues
    Freight Revenue                           $       96.2           $       90.8              $       185.1         $       178.6
    Intermodal and Automotive Revenue                 14.9                   15.8                       28.4                  30.8
    Unit Coal Revenue                                 21.2                   20.9                       45.5                  49.2
    Haulage Revenue                                    2.7                    2.6                        5.2                   5.0
    Other Revenue                                     11.3                    9.1                       22.3                  19.5
                                       --------------------   --------------------       --------------------  --------------------
      Total Revenues                                 146.3                  139.2                      286.5                 283.1
                                       --------------------   --------------------       --------------------  --------------------

Operating Expenses
    Compensation                                      33.0                   32.2                       67.6                  66.5
    Fringe Benefits                                   14.5                   14.3                       30.4                  29.4
    Fuel                                              11.3                    9.3                       24.1                  18.8
    Material and Supplies                              7.2                    7.8                       14.6                  16.2
    Car Hire                                           3.5                    4.1                        5.7                   9.3
    Purchased Services                                15.2                   13.9                       30.3                  27.9
    Casualties & Insurance                             8.4                    7.2                       16.5                  15.1
    Other                                              5.0                    3.5                        8.6                   7.2
                                       --------------------   --------------------       --------------------  --------------------
      Net Operating Expenses                          98.1                   92.3                      197.8                 190.4
                                       --------------------   --------------------       --------------------  --------------------

Fixed Expenses
    Leases, Net                                       14.2                   13.8                       28.5                  27.3
    Depreciation                                      16.0                   14.6                       31.9                  29.5
    Taxes (Other Than Income)                          3.8                    4.0                        7.3                   8.0
                                       --------------------   --------------------       --------------------  --------------------
      Total Fixed Expenses                            34.0                   32.4                       67.7                  64.8
                                       --------------------   --------------------       --------------------  --------------------
    Total Expenses                                   132.1                  124.7                      265.5                 255.2
                                       --------------------   --------------------       --------------------  --------------------

Operating Income                              $       14.2           $       14.5               $       21.0          $       27.9
                                       ====================   ====================       ====================  ====================

Note:
Certain prior year amounts have been reclassified to conform to the current year presentation.


Kansas City Southern Railway
Carloadings By Commodity - Year to Date June 30, 2003
Dollars in Thousands

         Carloadings                                                                       Revenue

            Year to Date               %                                                    Year to Date              %
------------------------------                                                 ------------------------------
    2003            2002         Change                                            2003             2002        Change
--------------  --------------  ---------                                      --------------  --------------  ---------

                                              Coal
       91,366         103,095    (11.4)%         Unit Coal                         $  45,501       $  49,206      (7.5)%
        1,528           2,012    (24.1)%         Other Coal                              813           1,082     (24.9)%
--------------  --------------                                                 --------------  --------------
       92,894         105,107    (11.6)%                     Total                    46,314          50,288      (7.9)%
--------------  --------------                                                 --------------  --------------

                                              Chemical & Petroleum Products
        2,833           3,213    (11.8)%         Agri Chemicals                        1,883           2,337     (19.4)%
        7,479           6,828      9.5%          Gases                                 7,359           6,707       9.7%
       10,758          11,392     (5.6)%         Organic                              11,364          11,530      (1.4)%
       11,186          10,236      9.3%          Inorganic                            11,660          10,865       7.3%
       27,739          27,153      2.2%          Petroleum                            18,629          19,654      (5.2)%
       10,309          14,879    (30.7)%         Plastics                             10,899          14,579     (25.2)%
--------------  --------------                                                 --------------  --------------
       70,304          73,701     (4.6)%                     Total                    61,794          65,672      (5.9)%
--------------  --------------                                                 --------------  --------------

                                              Agriculture and Minerals
       23,228          24,265     (4.3)%         Domestic Grain                       18,878          18,644       1.3%
        8,227           7,446     10.5%          Export Grain                          6,610           6,247       5.8%
       16,576          13,855     19.6%          Food Products                        13,381          11,868      12.7%
       12,690          11,047     14.9%          Ores and Minerals                     7,232           6,181      17.0%
        7,988           7,801      2.4%          Stone, Clay & Glass                   6,256           6,034       3.7%
--------------  --------------                                                --------------  --------------
       68,709          64,414      6.7%                     Total                     52,357          48,974       6.9%
--------------  --------------                                                 --------------  --------------

                                              Paper & Forest Products
       46,400          42,629       8.8%         Pulp/Paper                           36,311          31,966       13.6%
        3,387           2,926      15.8%         Scrap Paper                           2,099           1,730       21.3%
       15,248          17,104     (10.9)%        Pulpwood/Logchips                     6,999           6,961        0.5%
       14,911          13,766       8.3%         Lumber/Plywood                       14,483          12,606       14.9%
        9,038           8,944       1.1%         Metal/Scrap                           7,603           7,542        0.8%
        3,266           3,499      (6.7)%        Military/Other Carloads               4,791           5,275       (9.2)%
--------------  --------------                                                 --------------  --------------
       92,250          88,868       3.8%                     Total                    72,286          66,080        9.4%
--------------  --------------                                                 --------------  --------------

                                              Intermodal & Automotive
        3,145           9,481     (66.8)%        Automotive                            2,613           6,328      (58.7)%
      146,508         134,213       9.2%         Intermodal                           25,815          24,510        5.3%
--------------  --------------                                                 --------------  --------------
      149,653         143,694       4.1%                     Total                    28,428          30,838       (7.8)%
--------------  --------------                                                 --------------  --------------
      473,810         475,784      (0.4)%      TOTAL FOR BUSINESS UNITS               261,179         261,852       (0.3)%

       17,866          12,705      40.6%      Haulage                                  5,198           4,962         4.8%

       (1,735)         (3,523)     50.8%      Adjustments                             (1,025)         (2,540)       59.6%
--------------  --------------                                                 --------------  --------------
      489,941         484,966       1.0%                   TOTAL                   $ 265,352       $ 264,274       0.4%
==============  ==============                                                 ==============  ==============

Note:

Certain prior year amounts have been reclassified to conform to the current year presentation.


Kansas City Southern Railway
Carloadings By Commodity - Second Quarter 2003
 Dollars in Thousands

         Carloadings                                                                       Revenue

        Second Quarter              %                                                   Second Quarter             %
------------------------------                                                   ----------------------------
    2003              2002        Change                                            2003            2002         Change
--------------    ------------    -------                                        ------------   -------------    -------

                                                Coal
       44,886          45,503      (1.4)%         Unit Coal                         $ 21,610        $ 20,925       3.3%
          870           1,131     (23.1)%         Other Coal                             471             623     (24.4)%
--------------    ------------                                                   ------------   -------------
       45,756          46,634      (1.9)%                     Total                   22,081          21,548       2.5%
--------------    ------------                                                   ------------   -------------

                                               Chemical & Petroleum Products
        1,419           1,392       1.9%          Agri Chemicals                         930             933      (0.3)%
        3,815           3,588       6.3%          Gases                                3,796           3,588       5.8%
        5,451           5,978      (8.8)%         Organic                              5,934           6,106      (2.8)%
        5,552           5,372       3.4%          Inorganic                            5,837           5,707       2.3%
       13,299          14,066      (5.5)%         Petroleum                            9,164          10,004      (8.4)%
        4,757           7,425     (35.9)%         Plastics                             4,980           7,463     (33.3)%
--------------    ------------                                                   ------------   -------------
       34,293          37,821      (9.3)%                     Total                   30,641          33,801      (9.3)%
--------------    ------------                                                   ------------   -------------

                                               Agriculture and Minerals
       11,937          12,141      (1.7)%         Domestic Grain                      10,205           9,508       7.3%
        2,949           2,531      16.5%          Export Grain                         2,220           2,094       6.0%
        8,961           6,572      36.4%          Food Products                        7,269           5,646      28.7%
        7,012           5,991      17.0%          Ores and Minerals                    4,060           3,353      21.1%
        4,405           4,139       6.4%          Stone, Clay & Glass                  3,487           3,222       8.2%
--------------    ------------                                                   ------------   -------------
       35,264          31,374      12.4%                      Total                   27,241          23,823      14.3%
--------------    ------------                                                   ------------   -------------

                                               Paper & Forest Products
       23,715          22,060       7.5%          Pulp/Paper                          19,105          16,813      13.6%
        1,693           1,383      22.4%          Scrap Paper                          1,074             833      28.9%
        8,089           8,318      (2.8)%         Pulpwood/Logs/Chips                  3,645           3,262      11.7%
        7,920           6,968      13.7%          Lumber/Plywood                       7,764           6,491      19.6%
        4,390           4,695      (6.5)%         Metal/Scrap                          4,034           4,076     (1.0)%
        1,645           1,611       2.1%          Military/Other carloads              2,781           2,669       4.2%
--------------    ------------                                                   ------------   -------------
       47,452          45,035       5.4%                      Total                   38,403          34,144      12.5%
--------------    ------------                                                   ------------   -------------

                                               Intermodal & Automotive
         1,750           3,710    (52.8)%          Automotive                          1,457           2,823      (48.4)%
        76,119          70,502      8.0%           Intermodal                         13,458          13,051        3.1%
--------------    ------------                                                   ------------   -------------
        77,869          74,212      4.9%                      Total                  14,915          15,874        (6.0)%
--------------    ------------                                                   ------------   -------------

       240,634         235,076      2.4%       TOTAL FOR BUSINESS UNITS              133,281         129,190       3.2%

        10,191           6,924     47.2%        Haulage                                2,711           2,520       7.6%

          (918)         (1,461)    37.2%        Adjustments                                -          (1,275)    100.0%
--------------    ------------                                                   ------------   -------------

       249,907         240,539      3.9%                    TOTAL                  $ 135,992       $ 130,435       4.3%
==============    ============                                                   ============   =============

Note:
Certain prior year amounts have been reclassified to conform to the current year presentation.

Kansas City Southern

                                         June 30, 2003    December 31, 2002
                                          (Unaudited)
Assets
  Cash                                     $      191.9     $       19.0
  Accounts receivable                             116.8            118.5
  Inventories                                      35.6             34.2
  Other current assets                             31.9             44.5
                                         ---------------  ---------------
     Total current assets                         376.2            216.2


  Investments                                     460.8            423.1
  Properties, net of depreciation               1,344.3          1,337.4
  Other assets                                     35.2             32.1
                                         ---------------  ---------------

      Total assets                         $    2,216.5     $    2,008.8
                                         ===============  ===============

Liabilities and Stockholders' Equity
  Current portion of long-term debt        $       10.0     $       10.0
  Accounts payable                                 35.7             47.7
  Accrued liabilities                             141.9            128.6
                                         ---------------  ---------------
     Total current liabilities                    187.6            186.3


  Long-term debt                                  570.1            572.6
  Deferred income taxes                           396.6            392.8
  Other                                            97.3            104.2
  Stockholders' equity                            964.9            752.9
                                         ---------------  ---------------
  Total liabilities and stockholders'
     equity                                $    2,216.5     $    2,008.8
                                         ===============  ===============